Filed pursuant to Rule 424(b)(3)
Registration No. 333-276844

PROSPECTUS

16,500,894 Ordinary Shares offered by the Selling Shareholders

ENTERA BIO LTD.

This prospectus relates to the offer and resale from time to time by the selling shareholders identified in this prospectus (the “Selling Shareholders”) of up to 16,500,894 shares of our ordinary shares, par value of NIS 0.0000769 per share (“ordinary shares”), composed of (i) 6,662,389 ordinary shares, (ii) up to 1,254,490 ordinary shares issuable upon exercise of pre-funded warrants (the “Pre-Funded Warrants”), (iii) up to 7,916,879 ordinary shares issuable upon exercise of warrants (the “Ordinary Share Warrants”), (iv) up to 487,496 ordinary shares issuable upon the exercise of warrants (“Placement Agent Warrants”) issued to Network 1 Financial Securities Inc. (the “Placement Agent”), or its designees, as placement agent compensation and (v) up to 179,640 ordinary shares issuable upon the exercise of warrants (“Finder Warrants” and together with the Pre-Funded Warrants, the Ordinary Share Warrants and the Placement Agent Warrants, the “Warrants”) issued to a non-U.S. person in consideration for introductions to certain non-U.S. investors.  We issued all of the foregoing securities in a private placement consummated on December 22, 2023 (the “Private Placement”).

We are registering the ordinary shares issued or issuable upon exercise of the Warrants issued in the Private Placement pursuant to our obligations contained in that certain registration rights agreement, dated December 22, 2023, by and among us and certain Selling Shareholders (the “Registration Rights Agreement”). We refer to the 16,500,894 ordinary shares offered by the Selling Shareholders hereunder as the “Shares.”

The Selling Shareholders may offer, sell or distribute the Shares from time to time in amounts, at prices and on terms that will be determined at the time of any such offering. We will pay certain fees and expenses in connection with the registration of the Shares offered hereby, and we will not receive any of the proceeds from the sale of any Shares by the Selling Shareholders. However, we may receive the proceeds from any exercise of the Warrants if the holders do not exercise the Warrants on a cashless basis.  See “Use of Proceeds”.

The securities covered by this prospectus may be offered through one or more underwriters, dealers and agents, or directly to purchasers. The names of any underwriters, dealers or agents, if any, will be included in a supplement to this prospectus. For general information about the distribution of the Shares, please see “Plan of Distribution.”

       Our ordinary shares are listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “ENTX”. On February 13, 2024, the closing price of our ordinary shares was $0.9313.

Investing in our securities involves risks. See “RISK FACTORS” beginning on page 5 for information you should consider before investing in our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February 14, 2024.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. Under this shelf process, the Selling Shareholders may, from time to time, sell the Shares described in this prospectus in one or more offerings. This prospectus provides you only with a description of the Shares the Selling Shareholders may offer. We will provide a prospectus supplement that will contain additional or more specific information about the terms of a particular offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus and any applicable prospectus supplement, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” before deciding to invest in any of the Shares being offered.

This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the Shares, you should refer to the registration statement, including the exhibits thereto. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, if any, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

Neither we nor the Selling Shareholders have authorized any other person to provide you with information different from or in addition to that included in this prospectus and any prospectus supplement. Neither we nor the Selling Shareholders are making an offer to sell the Shares in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

In this prospectus, the terms “Entera,” “we,” “us,” “our,” “the Company” and “our company” refer to Entera Bio Ltd and its consolidated subsidiaries, unless the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

We make available free of charge on or through our website, www.enterabio.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the SEC.

We have filed with the SEC a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), relating to the securities offered under this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement for free at www.sec.gov. The registration statement and the documents referred to below under “Incorporation of Certain Documents by Reference” are also available on our website, www.enterabio.com.

Information contained on or accessible through our website is not incorporated by reference in this prospectus and does not constitute a part hereof.

PROSPECTUS SUMMARY

This prospectus summary highlights selected information appearing elsewhere in this prospectus and in documents we file with the SEC that are incorporated by reference in this prospectus. This summary may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information incorporated by reference herein, the information set forth under the heading “Risk Factors” and our financial statements and the related notes thereto incorporated by reference in this prospectus.

Overview

We are a clinical stage biopharmaceutical company and a leader in the development of orally delivered peptides and small therapeutic proteins. Currently, most protein therapies are administered via frequent intravenous, subcutaneous, or intramuscular injections. In chronic diseases where patients require persistent management, these cumbersome, often painful and high-priced injections can create a major treatment gap. Furthermore, from a technical standpoint, oral delivery of peptides and therapeutic proteins has historically been challenging due to enzymatic degradation within the gastrointestinal tract, poor absorption into the blood stream and variable drug exposures. Entera’s proprietary technology is designed to deliver orally administered proteins with sufficient bioavailability to meet treatment goals, in a simple tablet format (around 6mm in diameter).

We strategically focus on underserved, chronic medical conditions where oral administration of a mini tablet peptide or peptide replacement therapy has the potential to significantly shift a treatment paradigm.

We currently have two product candidates in the clinical stage of development: EB613 and EB612. Both candidates are first-in-class daily mini tablets of human parathyroid hormone (hPTH (1-34), teriparatide). To date, Entera’s proprietary PTH tablets have been safely administered to a total of 240 subjects and 153 patients across Phase 1 and Phase 2 studies in osteoporosis and hypoparathyroidism, two diseases that remain underserved with the current standard of care and which disproportionately afflict women.

In addition to these product candidates, we have various internal early-stage research programs targeting GLP-2, kappa opioid receptors and hGH, among other peptides. On May 2, 2023, the results from our oral GLP-2 program were published in the International Journal of Peptide Research and Therapeutics, “Oral Delivery Technology Enabling Gastro-Mucosal Absorption of Glucagon-Like-Peptide-2 Analog (Teduglutide) - A Novel Approach for Injection-Free Treatment of Short Bowel Syndrome.” We believe GLP-2 represents a strong candidate for our oral delivery platform and warrants further development as an injection -free alternative to patients suffering from short bowel syndrome and other disorders requiring parenteral nutrition.

In September 2023, we entered into a Research Collaboration Agreement with OPKO Biologics, Inc., a subsidiary of OPKO Health, Inc. (“OPKO”). Under the terms of this agreement, OPKO has agreed to supply its proprietary long-acting GLP-2 peptide and certain Oxyntomodulin (OXM, GLP-1./glucagon) analogs for the development of oral tablet formulations using Entera’s proprietary oral delivery technology. Entera and OPKO have each agreed to be responsible for specific phases of development of the two oral peptides to the point of demonstrated in vivo feasibility.

Private Placement

On December 20, 2023, we entered into  a Securities Purchase Agreement with certain of the Selling Shareholders (the “Purchase Agreement”), providing for the Private Placement, in which we sold to certain Selling Shareholders (the “Purchasers”) an aggregate of 7,916,879 units, each unit consisting of (i) one ordinary share (or, in lieu thereof, one Pre-Funded Warrant) and (ii) one Ordinary Share Warrant, for aggregate proceeds of approximately $6.6 million (or $0.835 per unit, which represented the aggregate of the Nasdaq Stock Market (“Nasdaq”) closing price on December 20, 2023, and $0.125 per Ordinary Share Warrant). The Private Placement was priced at the market under applicable Nasdaq rules. The closing of the Private Placement occurred on December 22, 2023 (the “Closing Date”).

Certain Purchasers elected to receive Pre-Funded Warrants in lieu of ordinary shares, as such warrants may not be exercised if the aggregate number of ordinary shares beneficially owned by the holder thereof would exceed 4.99% immediately after exercise thereof, subject to increase to 9.99% at the option of the holder. Each Pre-Funded Warrant has an exercise price of NIS 0.0000769 per ordinary share, is immediately exercisable and may be exercised at any time and has no expiration date and is subject to customary adjustments.

Each Ordinary Share Warrant has an exercise price of $1.00 per share (a premium of 41% to the closing price of the ordinary shares on Nasdaq on December 20, 2023), is immediately exercisable, and expires five years from the date of issuance, and is subject to customary adjustments. The Ordinary Share Warrants purchased by certain of the Purchasers contain a provision pursuant to which such Ordinary Share Warrants may not be exercised if the aggregate number of ordinary shares beneficially owned by the holder thereof would exceed 4.99% immediately after exercise thereof, subject to increase to 9.99% at the option of the holder.  If all Ordinary Share Warrants were exercised for cash, then the Company would receive additional proceeds of approximately $7.9 million.  There can be no assurance that the holders of the Ordinary Share Warrants exercise their respective warrants for cash, or at all.

The Company intends to use the net proceeds from the Private Placement for general working capital purposes.

Ms. Miranda Toledano, the Company’s Chief Executive Officer, and Mr. Gerald Lieberman, Chairman of the Company’s Board of Directors, participated in the Private Placement on the same terms and subject to the same conditions as all other Purchasers.

The securities issued to the Purchasers under the Purchase Agreement were offered in reliance on an exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The Company relied on this exemption from registration based in part on representations made by each Purchaser, including that each Purchaser is an “accredited investor”, as defined in Rule 501(a) promulgated under the Securities Act.

The Placement Agent served as the placement agent in connection with the Private Placement, and the Company agreed to (i) pay a customary cash placement fee to the Placement Agent and (ii) issue to the Placement Agent (or its designees) the Placement Agent Warrants. In addition, in connection with the introduction to certain non-U.S. investors in connection with the Private Placement, the Company agreed to (i) pay a non-U.S. individual (the “Finder”) a customary cash finder fee and (ii) issue the Finder Warrants to the Finder. The Placement Agent Warrants and the Finder Warrants contain the same terms and each contains the same terms as the Ordinary Share Warrants, except that the exercise price of both the Placement Agent Warrants and the Finder Warrants is $0.71 per Ordinary Share.

The Company and the Purchasers also entered into the Registration Rights Agreement, pursuant to which the Company agreed to prepare and file a registration statement with the Securities and Exchange Commission no later than 30 days following the Closing Date, to register the resale of the ordinary shares included in the Units and Ordinary Shares issuable upon exercise of the Pre-Funded Warrants and Ordinary Share Warrants.  The Company agreed to use its best efforts to have such registration statement declared effective as promptly as possible after the filing thereof.  Holders of the Warrants may exercise such warrants on a cashless basis at such time as there is no effective registration statement with respect to the resale of the ordinary shares issuable upon exercise thereof.  The Company filed the registration statement, of which this prospectus forms a part, in accordance with its obligations under the Registration Rights Agreement.

Corporate Information

Our principal and registered office is located at Kiryat Hadassah Minrav Building - Fifth Floor, Jerusalem, Israel, and our telephone number is +972-2-532-7151. Our corporate website is located at www.enterabio.com. The information on our website shall not be deemed part of this prospectus.

THE OFFERING

Resale of Ordinary Shares

Ordinary Shares Offered by the Selling Shareholders	Up to 16,500,894 shares.

Use of Proceeds
We will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. However, we may receive the proceeds from any exercise of any of the Warrant if the holders do not exercise the Warrants on a cashless basis. See the section of this prospectus titled “Use of Proceeds.”

Market for Our Ordinary Shares	Our ordinary shares are listed on Nasdaq under the symbol “ENTX.”

Risk Factors
Any investment in the Shares offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to purchase our securities, you should carefully consider the risk factor set forth below and the risk factors incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 31, 2023 (the “2022 Annual Report”) under the heading “Item 1A. Risk Factors”, any updates to those risk factors contained in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K and the other information contained in this prospectus or any applicable prospectus supplement, as updated by those subsequent filings with the SEC under the Exchange Act that are incorporated herein by reference. These risks could materially affect our business, results of operations and financial condition and could cause the value of our securities to decline in value, in which case you may lose all or part of your investment. For more information, see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Security, political and economic instability in the Middle East may harm our business, including the duration and intensity of the ongoing Israel-Hamas War and its impact on our operations and workforce.

Our principal research and development facilities are located in Israel. In addition, some of our key employees, officers and directors are residents of Israel. Accordingly, political, economic and military conditions in the Middle East may affect our business directly. Since the establishment of the State of Israel in 1948, a number of armed conflicts have occurred between Israel and its neighboring countries, Hamas (an Islamist militia and political group in the Gaza Strip) and Hezbollah (an Islamist militia and political group in Lebanon).

In October 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on the Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. These attacks resulted in thousands of deaths and injuries, and Hamas additionally kidnapped many Israeli civilians and soldiers. Following the attack, Israel’s security cabinet declared war against Hamas and commenced a military campaign against Hamas.

While we have a few employees who are in active military service, the ongoing war with Hamas has not, since its inception, materially impacted our business or operations. Furthermore, we do not expect any delays to any of our programs as a result of the situation. However, we cannot currently predict the intensity or duration of Israel’s war against Hamas, nor can we predict how this war will ultimately affect our business and operations or Israel’s economy in general.

Additionally, political uprisings, social unrest and violence in various other countries in the Middle East, including Israel’s neighbor Syria, are affecting the political stability of those countries. This instability may lead to deterioration of the political relationships that exist between Israel and certain countries and have raised concerns regarding security in the region and the potential for armed conflict. In addition, Iran has threatened to attack Israel. Iran is also believed to have a strong influence among the Syrian government, Hamas and Hezbollah. These situations may potentially escalate in the future into more violent events which may affect Israel and us. These situations, including conflicts which involved missile strikes against civilian targets in various parts of Israel, have, in the past, negatively affected business conditions in Israel.

Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could have a material adverse effect on our business. Although such hostilities did not have a material adverse impact on our business in the past, we cannot guarantee that hostilities will not be renewed and have such an effect in the future. The political and security situation in Israel may result in parties with whom we have contracts claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions. These or other Israeli political or economic factors could harm our operations and product development. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could adversely affect our operations and could make it more difficult for us to raise capital. We could experience disruptions if acts associated with such conflicts result in any serious damage to our facilities. Furthermore, several countries, as well as certain companies and organizations, continue to restrict business with Israel and Israeli companies, which could have an adverse effect on our business and financial condition in the future. Our business interruption insurance may not adequately compensate us for losses, if at all, that may occur as a result of an event associated with a security situation in the Middle East, and any losses or damages incurred by us could have a material adverse effect on our business.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 (“PSLRA”), Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Various statements in this report are “forward-looking statements” within the meaning of the PSLRA and other U.S. Federal securities laws. In addition, historic results of scientific research and clinical and preclinical trials do not guarantee that the conclusions of future research or trials would not be different, and historic results referred to in this prospectus may be interpreted differently in light of additional research and clinical and preclinical trial results. Forward-looking statements include all statements that are not historical facts. We have based these forward-looking statements largely on our management’s current expectations and future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Forward-looking statements involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this report regarding our strategy, future operations, future financial position, projected costs, prospects, plans and objectives of management are forward-looking statements. These statements are subject to risks and uncertainties and are based on information currently available to our management. Words such as, but not limited to, “anticipate,” “believe,” “contemplates,” “continue,” “could,” “design,” “estimate,” “expect,” “intend,” “likely,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “will,” “would,” “seek,” “should,” “target,” or the negative of these terms and similar expressions or words, identify forward-looking statements. The events and circumstances reflected in our forward-looking statements may not occur and actual results could differ materially from those projected in our forward-looking statements. These factors include those described in “Item 1A-Risk Factors” in our 2022 Annual Report. Meaningful factors which could cause actual results to differ include, but are not limited to:

•
Clinical development involves a lengthy and expensive process with uncertain outcomes. We may incur additional costs and experience delays in developing and commercializing or be unable to develop or commercialize our current and future product candidates;

•
The regulatory approval processes of the U.S. Food and Drug Administration (“FDA”) and comparable foreign authorities are lengthy, time-consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for our product candidates, our business will be materially harmed;

•
Preclinical development is uncertain. Our preclinical programs may experience delays or may never advance to clinical trials, which would adversely affect our ability to obtain regulatory approvals or commercialize these programs on a timely basis or at all;

•
Positive results from preclinical studies and early-stage clinical trials may not be predictive of future results. Initial positive results in any of our clinical trials may not be indicative of results obtained when the trial is completed or in later stage trials;

•
The scope, progress and costs of developing our product candidates such as EB613 for Osteoporosis and EB612 for Hypoparathyroidism may alter over time based on various factors such as regulatory requirements, the competitive environment and new data from pre-clinical and clinical studies;

•	The accuracy of our estimates regarding expenses, capital requirements, the sufficiency of our cash resources and the need for additional financing;

•	Our ability to continue as a going concern absent access to sources of liquidity;

•
Our ability to raise additional funds or consummate strategic partnerships to offset additional required capital to pursue our business objectives, which may not be available on acceptable terms or at all. A failure to obtain this additional capital when needed, or failure to consummate strategic partnerships, could delay, limit or reduce our product development, and other operations;

•	Security, political and economic instability in the Middle East that could harm our business, including due to the current war between Israel and Hamas;

•
Even if a current or future product candidate receives marketing approval, it may fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success;

•
The successful commercialization of our product candidates, if approved, will depend in part on the extent to which governmental authorities and third-party payors establish adequate coverage and reimbursement levels and pricing policies;

•
Failure to obtain or maintain coverage and adequate reimbursement for our product candidates, if approved, could limit our ability to market those products and decrease our ability to generate revenue;

•
If we are unable to obtain and maintain patent protection for our product candidates, or if the scope of the patent protection obtained is not sufficiently broad or robust, our competitors could develop and commercialize products similar or identical to ours, and our ability to successfully commercialize our product candidates may be adversely affected;

•	Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain;

•	Our reliance on third parties to conduct our clinical trials and on third-party suppliers to supply or produce our product candidates;

•	Our interpretation of FDA feedback and guidance and how such guidance may impact our clinical development plan;

•	Our ability to use and expand our drug delivery technology to additional product candidates;

•	Our operation as a development stage company with limited operating history and a history of operating losses and our ability to fund our operations going forward;

•	Our competitive position with respect to other products on the market or in development for the treatment of osteoporosis and hypoparathyroidism and other disease categories we pursue;

•	Our ability to establish and maintain development and commercialization collaborations;

•	Our ability to manufacture and supply enough material to support our clinical trials and any potential future commercial requirements;

•	The size of any market we may target and the adoption of our product candidates, if approved, by physicians and patients;

•	Our ability to obtain, maintain and protect our intellectual property and operate our business without infringing misappropriating or otherwise violating any intellectual property rights of others;

•	Our ability to retain key personnel and recruit additional qualified personnel;

•	The possibility that competing products or technologies may make any product candidates we may develop and commercialize or our oral delivery technology obsolete;

•	Our ability to comply with laws and regulations that currently apply or become applicable to our business in Israel, the United States and internationally; and

•	Our ability to manage growth.

All forward-looking statements contained in this prospectus are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We caution investors not to rely too heavily on the forward-looking statements we make or that are made on our behalf. Except as required by applicable law, we are under no duty, and expressly disclaim any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in any annual, quarterly or current reports that we may file with the SEC.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Shares offered by this prospectus, but we will bear all fees and expenses incident to our obligation to register the Shares being offered for resale hereunder by the Selling Shareholders.

We may receive proceeds from the exercise of the Warrants and issuance of the underlying ordinary shares. If all of the Warrants were exercised for cash in full, the proceeds would be approximately $8.4 million.  We intend to use the net proceeds of such warrant exercises, if any, for general working capital purposes. We can make no assurances that any of the Ordinary Share Warrants will be exercised, or if exercised, that they will be exercised for cash.

DESCRIPTION OF ORDINARY SHARES

This section describes the general terms of our ordinary shares. The following description is a summary only and is qualified by reference to the relevant provisions of Israeli law and our Amended and Restated Articles of Association, a copy of which is incorporated by reference in this prospectus.

General

We are an Israeli company incorporated with limited liability, and our affairs are governed by the provisions of our Amended and Restated Articles of Association (the “Articles”), as amended and restated from time to time, and by the provisions of applicable Israeli law, including the Companies Law of 1999 (the “Companies Law”). Our number with the Israeli Registrar of Companies is 514330604. The purpose of our company appears in Article 3 of our Articles, which is to engage in any lawful activity. In addition, our Articles authorize us to donate reasonable amounts to any charitable cause. Our registered office is at Kiryat Hadassah, Minrav Building — Fifth Floor, Jerusalem 9112002, Israel

Ordinary Shares

Our authorized share capital consists of 140,010,000 ordinary shares, par value NIS 0.0000769 per share. All of our issued ordinary shares have been validly issued, fully paid and are non-assessable. The ordinary shares are listed on Nasdaq under the symbol “ENTX.”

Our Ordinary Shares

Dividends and Liquidation Rights

We currently have only one class of shares. We have never paid or declared any cash dividends on our ordinary shares, and we do not anticipate paying any cash dividends on our ordinary shares in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. Subject to the rights of holders of shares with preferential or special rights that may be authorized in the future, holders of our ordinary shares are entitled to participate in the payment of dividends pro rata in accordance with the amounts paid-up or credited as paid-up on the par value of such ordinary shares at the time of payment without taking into account any premium paid thereon. In the event that we were to go into liquidation, holders of our ordinary shares are entitled to a pro rata share of surplus assets remaining over liabilities, subject to rights conferred on any class of shares which may be issued in the future, in accordance with the amounts paid-up or credited as paid-up on the par value of such ordinary shares, without taking into account any premium paid thereon.

According to the Companies Law, a company may make a distribution of dividends out of its profits on the condition that there is no reasonable concern that the distribution may prevent the company from meeting its existing and expected obligations when they fall due. The Companies Law defines such profit as retained earnings or earnings generated in the last two years, whichever is greater, according to the last reviewed or audited financial statements of the company, provided that the end of the period to which the financial statements relate is not more than six months before the distribution. Declaration of dividends requires a resolution of our Board, and the court, if applicable and as required by the Companies Law, the board determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due, and does not require shareholder approval. Payment of dividends and proceeds from the sale of the shares or interest or other payments to non-residents of Israel, may be subject to Israeli withholding taxes. There are currently no Israeli currency control restrictions on remittances of dividends on our ordinary shares, proceeds from the sale of the shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of countries that are, or have been, in a state of war with Israel.

Voting Rights

Holders of our ordinary shares are entitled to one vote for each ordinary share on all matters submitted to a vote of shareholders, subject to any special rights of any class of shares that may be authorized in the future. Cumulative voting for the election of directors is not permitted.

Quorum

As permitted under the Companies Law, pursuant to our Articles, a quorum is required to conduct business at a shareholders' meeting.  Pursuant to our Articles, the presence, in person or by proxy, of at least two shareholders who hold in the aggregate at least 25% of the voting power of our issued and outstanding shares constitutes a quorum. A proxy may be deemed to be two (2) or more shareholders pursuant to the number of shareholders it represents. Under applicable Nasdaq rules, however, a quorum must consist of not less than an aggregate of 33 1/3 % of the voting power of our issued and outstanding shares. Therefore, notwithstanding the lower percentage set forth in our Articles, we will require the greater percentage mandated by Nasdaq in order to determine the presence of a quorum. If a quorum is not present within half an hour from the time scheduled for such meeting, the meeting will be adjourned to the same day in the next week (at the same time and place), or to a later time and date if so specified in the notice of the meeting, unless such day shall fall on a statutory holiday (either in Israel or in the United States), in which case the meeting will be adjourned to the first Business Day afterwards. If at such adjourned meeting a quorum as specified above is not present within half an hour from the time designated for holding the meeting, subject to certain exceptions, any two shareholders present in person or by proxy shall constitute a quorum.

Shareholders’ Meetings and Resolutions

The Chairman of our board of directors is entitled to preside as Chairman of each shareholders’ meeting. If he is absent, his deputy or another person elected by the present shareholders will preside.

A simple majority is sufficient to approve most shareholders’ resolutions, including any amendment to our Articles, unless otherwise required by law or by our Articles.

We are required to hold an annual meeting of our shareholders once every calendar year, but no later than 15 months after the date of the previous annual meeting. All meetings other than the annual meeting of shareholders are referred to as special meetings. Our board of directors may call special meetings whenever it sees fit, at such time and place as it may determine. In addition, the Companies Law provides that the board of directors of a public company is required to convene a special meeting upon the request of:

•	any two directors of the company or one quarter of the board of directors; or

•
one or more shareholders holding, in the aggregate: (i) five percent of the outstanding shares of the company and one percent of the voting power in the company; or (ii) five percent of the voting power in the company.

The Companies Law enables our board of directors to fix a record date to allow us to determine the shareholders entitled to notice of, or to vote at, any meeting of our shareholders. Under current regulations, the record date may be not more than forty days and not less than four days prior to the date of the meeting and notice is required to be published at least 21 or 35 days prior to the meeting, depending on the items on the agenda. Under the Companies Law and regulations promulgated thereunder and pursuant to our Articles, one or more shareholders holding at least 1% of the voting rights at a general meeting of shareholders may request that the board of directors include a matter in the agenda of a general meeting of shareholders to be convened in the future, by submitting such proposal within seven days of publication of the Company's notice with respect to such meeting of shareholders and provided that certain resolutions are brought before the shareholders in such meeting.

Modification of Shareholders’ Rights

We currently have only one class of shares. The rights attached to a class of shares may be altered by the approval of the shareholders of such class holding a majority of the voting rights of such class. The provisions in our Articles pertaining to general meetings also apply to any special meeting of a class of shareholders. Pursuant to our Articles, the presence, in person or by proxy, of at least two shareholders who hold in the aggregate at least 25% of the voting power of our issued and outstanding shares constitutes a quorum. A proxy may be deemed to be two (2) or more shareholders pursuant to the number of shareholders it represents. Under applicable Nasdaq rules, however, a quorum must consist of not less than an aggregate of 33 1/3 % of the voting power of our issued and outstanding shares. Therefore, notwithstanding the lower percentage set forth in our Articles, we will require the greater percentage mandated by Nasdaq in order to determine the presence of a quorum. If a quorum is not present within half an hour from the time scheduled for such meeting, the meeting will be adjourned to the same day in the next week (at the same time and place), or to a later time and date if so specified in the notice of the meeting, unless such day shall fall on a statutory holiday (either in Israel or in the United States), in which case the meeting will be adjourned to the first business day afterwards. If at such adjourned meeting a quorum as specified above is not present within half an hour from the time designated for holding the meeting, subject to certain exceptions, any two shareholders present in person or by proxy shall constitute a quorum.

Preemptive Rights

Pursuant to our Articles of Association, no preemptive rights are attached to our ordinary shares.

Restrictions on Non-Residents of Israel

The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our Articles or the laws of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Preferred Shares

Currently there are no preferred shares authorized under the terms of our Articles. No preferred shares are outstanding.

Transfer Agent and Registrar

The transfer agent and registrar for the ordinary shares is American Stock Transfer & Trust Company, LLC.

PLAN OF DISTRIBUTION

Each Selling Shareholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the Shares on Nasdaq or any other stock exchange, market or trading facility on which the Shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker‑dealer solicits purchasers;

•	block trades in which the broker‑dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker‑dealer as principal and resale by the broker‑dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker‑dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus. The Selling Shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions.

In addition, a Selling Shareholder holder that is an entity may elect to make an in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution. The Selling Shareholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by the Selling Shareholders that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Shareholder.

Broker‑dealers engaged by the Selling Shareholders may arrange for other brokers‑dealers to participate in sales.  Broker‑dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker‑dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume.  The Selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities.  The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities.  The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144 without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not, subject to certain exceptions, simultaneously engage in market making activities with respect to the ordinary shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the ordinary shares by the Selling Shareholders or any other person.  We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

SELLING SHAREHOLDERS

The ordinary shares being offered by the Selling Shareholders are those that we issued to the Selling Shareholders in connection with the Private Placement and those issuable to the Selling Shareholders upon exercise of the Warrants. For additional information regarding the issuance of the foregoing ordinary shares and the Warrants, see “Prospectus Summary—Private Placement” located elsewhere in this prospectus. We are registering the ordinary shares in order to permit the Selling Shareholders to offer the shares for resale from time to time. Except for the ownership of the ordinary shares offered hereby and the Warrants, as applicable, and as otherwise disclosed in the footnotes to the table immediately below, none of the Selling Shareholders has had any material relationship with us within the past three years.

The table below lists the names of the Selling Shareholders and other information regarding their respective beneficial ownership of ordinary shares. The second column lists the number of ordinary shares beneficially owned by each Selling Shareholder. The beneficial ownership of our ordinary shares is based on 35,476,341 ordinary shares outstanding as of January 30, 2024.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including derivative securities, such as options and warrants, that are currently exercisable or exercisable within 60 days. In computing the number of shares beneficially owned by a particular person or entity and the percentage ownership of that person or entity, all shares subject to options and Warrants held by such person or entity were deemed outstanding if such securities were currently exercisable, on, or become or will become exercisable within 60 days following January 30, 2024. These shares were not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person or entity.

The third column lists the ordinary shares being offered by each Selling Shareholder under this prospectus, regardless of any beneficial ownership limitation contained in a Warrant.

In accordance with the terms of the Registration Rights Agreement, this prospectus covers the resale of the sum of (i) the number of ordinary shares issued to those Selling Shareholders who acquired such shares in the Private Placement and (ii) the maximum number of ordinary shares issuable upon exercise of the Warrants, as applicable, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date the registration statement, of which this prospectus forms a part, was initially filed with the SEC, without regard to any limitations on the exercise of the Warrants, as described below. We have additionally registered for resale on the registration statement, of which this prospectus forms a part, the ordinary shares underlying the Finder Warrants and Placement Agent Warrants. The fourth column (presenting the number of ordinary shares owned after this offering) assumes the sale of all of the Shares offered by the Selling Shareholders pursuant to this prospectus.

Under the terms of certain of the Warrants, certain Selling Shareholders may not exercise such Warrants to the extent such exercise would result in such Selling Shareholder, together with its affiliates and attribution parties, to beneficially own a number of ordinary shares which would exceed 4.99% or 9.99%, as applicable, of our then outstanding ordinary shares following such exercise, excluding for purposes of such determination ordinary shares issuable upon exercise of such warrants which have not been exercised. The number of Shares in the third column (presenting the maximum number of ordinary shares to be sold pursuant to this prospectus) does not reflect this limitation, but the number of Shares in the second column reflects this limitation. The Selling Shareholders may sell all, some or none of their respective Shares in this offering. See “Plan of Distribution.”

We will pay the fees and the expenses incurred in effecting the registration of the Shares covered by this prospectus, including, without limitation, all registration and filing fees, stock exchange fees, printing expenses, all fees and expenses of complying with applicable securities laws, fees and expenses of our counsel and accountants. Each Selling Shareholder will pay any underwriting or broker discounts and any commissions incurred in selling its Shares.

Unless otherwise noted, the business address of each of these Selling Shareholders is c/o Entera Bio Ltd., Kiryat Hadassah Minrav Building - Fifth Floor, Jerusalem, Israel 9112002.

Name of Selling Shareholder	Ordinary Shares Beneficially Owned Prior to the Offering	Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus	Ordinary Shares Owned Following the Offering	Percentage of Ordinary Shares Ownership Following the Offering(1)
Gakasa Holdings LLC (2)	3,534,275	2,395,208	2,684,275	7.6%
Lars Bader(3)	1,474,047	3,113,772	824,047	2.3%
Edik Elaiev(4)	1,796,406	1,796,406	-	*
Sharon Iusifov(5)	1,796,406	1,796,406	-	*
Bader Family Foundation(6)	1,722,958	1,389,220	333,738	*
Miranda Toledano(7)	719,649	47,904	695,697	1.9%
Clyde Smith McGregor & LeAnn Pedersen Pope Revocable Trust(8)	598,802	598,802	-	*
Matthew Simoncini(9)	598,802	598,802	-	*
Gerald Lieberman(10)	505,949	47,904	458,045	1.3%
Gilbert S. Omenn Trust(11)	490,414	359,280	131,134	*
Steven Sadaka(12)	281,686	281,686	-	*
Aaron Segal(13)	240,919	240,919	-	*
Robert Caione(14)	239,520	239,520	-	*
SDL Ventures, LLC(15)	239,520	239,520	-	*
John Wagner(16)	179,640	179,640	-	*
Renat Iliagoyev(17)	179,640	179,640	-	*
Reza Karimi(18)	143,712	143,712	-	*
Albert and Hiedi Gentile(19)	119,760	119,760	-	*
Foster Family Trust(20)	119,760	119,760	-	*
Joseph O. Manzi(21)	119,760	119,760	-	*
Kumar and Shefali Patel(22)	119,760	119,760	-	*
Lawrence Altman(23)	119,760	119,760	-	*
Northlea Partners LLLP(24)	119,760	119,760	-	*
Rajesh Patel(25)	119,760	119,760	-	*
Wolsonovich SEF, LLC(26)	119,760	119,760	-	*
Sack Family Partners, LP(27)	88,501	71,856	16,645	*
James Dritz(28)	78,795	59,880	18,915	*

Gubbay Investments, LLC(29)	71,856	71,856	-	*
Robert D. Traitz(30)	71,856	71,856	-	*
Robert G. and Susan M. Curtin(31)	71,856	71,856	-	*
Stephen R. Mut(32)	71,856	71,856	-	*
The Sack Investment Holdings DAS, LLC(33)	71,856	71,856	-	*
Yisroel & Chana Brauner(34)	79,136	71,856	7,280	*
Kirby Frank(35)	70,704	59,880	10,824	*
Richard Molinsky(36)	67,064	67,064	-	*
Barry Shemaria(37)	59,880	59,880	-	*
Bruce A. and Donna Haverberg(38)	59,880	59,880	-	*
Daniel Michael(39)	59,880	59,880	-	*
Due Mondi Investments LTD(40)	59,880	59,880	-	*
James Kuhn(41)	59,880	59,880	-	*
Michael M. Mainero(42)	59,880	59,880	-	*
Paul Brashier(43)	59,880	59,880	-	*
Renald J. & Catherine C. Anelle(44)	59,880	59,880	-	*
Sonal Miller(45)	59,880	59,880	-	*
Steve Aydin(46)	59,880	59,880	-	*
The Steven and Kaye Yost Family Trust dtd 2/7/92(47)	59,880	59,880	-	*
Todd Gallinek(48)	59,880	59,880	-	*
David Landskowsky(49)	55,314	55,314	-	*
Eric Rubenstein(50)	55,314	55,314	-	*
Tim Herrmann(51)	53,757	53,757	-	*
Juiching M. Hsu(52)	47,904	47,904	-	*
William Chen(53)	47,904	47,904	-	*
Yong Hsu(54)	47,904	47,904	-	*

Casimir S. Skrzypczak(55)	39,661	35,928	3,733	*
Brenda & Dave Rickey Family Foundation(56)	23,952	23,952	-	*
James H. Wiesenberg(57)	23,952	23,952	-	*
Todd Harrigan(58)	18,636	18,636	-	*
Dave Rickey(59)	11,976	11,976	-	*
Network 1 Financial Securities Inc.(60)	31,778	31,778	-	*
Vincent LaBarbara(61)	31,778	31,778	-	*

* Represents beneficial ownership of less than one percent (1%) of the outstanding Shares

(1)	Based on 35,476,341 ordinary shares outstanding as of January 30, 2024.

(2)
Beneficial ownership includes 3,534,275 ordinary shares. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 850,000 ordinary shares, (ii) 347,604 ordinary shares underlying Pre-Funded Warrants and (iii) 1,197,604 shares underlying Ordinary Share Warrants. The Pre-Funded Warrants and Ordinary Share Warrants beneficially owned by Gakasa Holdings LLC prohibit the exercise thereof if, after giving effect to such exercise, the holder, including any person whose beneficial ownership would be attributable to the holder, would exceed 9.99%.

(3)
Beneficial ownership includes 1,474,047 ordinary shares. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 650,000 ordinary shares, (ii) 906,886 ordinary shares underlying Pre-Funded Warrants and (iii) 1,556,886 shares underlying Ordinary Share Warrants. The Pre-Funded Warrants and Ordinary Share Warrants beneficially owned by Mr. Bader prohibit the exercise thereof if, after giving effect to such exercise, Mr. Bader, including any person whose beneficial ownership would be attributable to Mr. Bader, would exceed 4.99%.

(4)
Beneficial ownership includes (i) 898,203 ordinary shares and (ii) 898,203 shares underlying Ordinary Share Warrants. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 898,203 ordinary shares and (ii) 898,203 shares underlying Ordinary Share Warrants.

(5)
Beneficial ownership includes (i) 898,203 ordinary shares and (ii) 898,203 shares underlying Ordinary Share Warrants. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 898,203 ordinary shares and (ii) 898,203 shares underlying Ordinary Share Warrants.

(6)
Beneficial ownership includes (i) 1,028,348 ordinary shares and (ii) 694,610 shares underlying Ordinary Share Warrants. Hans Bader is the trustee of the Bader Family Foundation and, as a result, may be deemed to be the beneficial owner of the securities held by the Bader Family Foundation. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 694,610 ordinary shares and (ii) 694,610 shares underlying Ordinary Share Warrants. The Ordinary Share Warrants beneficially owned by the holder prohibit the exercise thereof if, after giving effect to such exercise, the holder, including any person whose beneficial ownership would be attributable to the holder, would exceed 4.99%.

(7)
Beneficial ownership includes (i) 110,752 ordinary shares, (ii) 584,945 ordinary shares subject to issuance upon exercise of options and (iii) 23,952 shares underlying Ordinary Share Warrants. Ms. Toledano is the Company’s Chief Executive Officer. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 23,952 ordinary shares and (ii) 23,952 shares underlying Ordinary Share Warrants.

(8)
Beneficial ownership includes (i) 299,401 ordinary shares and (ii) 299,401 shares underlying Ordinary Share Warrants. Clyde S. McGregor is the trustee of the Clyde Smith McGregor & LeAnn Pedersen Pope Revocable Trust and, as a result, may be deemed the beneficial owner of the securities held by the trust. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 299,401 ordinary shares and (ii) 299,401 shares underlying Ordinary Share Warrants.

(9)
Beneficial ownership includes (i) 299,401 ordinary shares and (ii) 299,401 shares underlying Ordinary Share Warrants. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 299,401 ordinary shares and (ii) 299,401 shares underlying Ordinary Share Warrants.

(10)
Beneficial ownership includes (i) 226,961 ordinary shares held directly by Mr. Lieberman, (ii) an aggregate of 24,800 ordinary shares held in trusts of which Mr. Lieberman’s grandchildren are the beneficiaries, (iii) 230,236 ordinary shares subject to issuance upon exercise of options and (iii) 23,952 shares underlying Ordinary Share Warrants. Mr. Lieberman’s spouse is the trustee under each trust. Mr. Lieberman disclaims beneficial ownership of the securities held by each trust, except to the extent of his pecuniary interest therein, if any. Mr. Lieberman is the Chairman of the Board of Directors of the Company. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 23,952 ordinary shares and (ii) 23,952 shares underlying Ordinary Share Warrants.

(11)
Beneficial ownership includes (i) 310,774 ordinary shares and (ii) 179,650 shares underlying Ordinary Share Warrants. Gilbert S. Omenn is the trustee of the Gilbert S. Omenn Trust and, as a result, may be deemed as the beneficial owner of the securities owned by the trust. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 179,640 ordinary shares and (ii) 179,640 shares underlying Ordinary Share Warrants.

(12)
Beneficial ownership includes (i) 140,843 ordinary shares and (ii) 140,843 shares underlying Ordinary Share Warrants. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 140,843 ordinary shares and (ii) 140,843 shares underlying Ordinary Share Warrants.

(13)
Beneficial ownership includes 240,919 shares underlying Placement Agent Warrants. Maximum number of ordinary shares to be sold pursuant to this prospectus include 240,919 shares underlying Placement Agent Warrants.

(14)
Beneficial ownership includes (i) 119,760 ordinary shares and (ii) 119,760 shares underlying Ordinary Share Warrants. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 119,760 ordinary shares and (ii) 119,760 shares underlying Ordinary Share Warrants.

(15)
Beneficial ownership includes (i) 119,760 ordinary shares and (ii) 119,760 shares underlying Ordinary Share Warrants. Donald R. Scifres is the Managing Director of SDL Ventures LLC and maintains voting and dispositive control over the securities held. As a result, Mr. Scifres may be deemed a beneficial owner of the securities held by SDL Ventures LLC. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 119,760 ordinary shares and (ii) 119,760 shares underlying Ordinary Share Warrants.

(16)
Beneficial ownership includes (i) 89,820 ordinary shares and (ii) 89,820 shares underlying Ordinary Share Warrants. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 89,820 ordinary shares and (ii) 89,820 shares underlying Ordinary Share Warrants.

(17)	Beneficial ownership includes 179,640 shares underlying Finder Warrants. Maximum number of ordinary shares to be sold pursuant to this prospectus include 179,640 shares underlying Finder Warrants.

(18)
Beneficial ownership includes (i) 71,856 ordinary shares and (ii) 71,856 shares underlying Ordinary Share Warrants.  Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 71,856 ordinary shares and (ii) 71,856 shares underlying Ordinary Share Warrants.

(19)
Beneficial ownership includes (i) 59,880 ordinary shares and (ii) 59,880 shares underlying Ordinary Share Warrants. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 59,880 ordinary shares and (ii) 59,880 shares underlying Ordinary Share Warrants.

(20)
Beneficial ownership includes (i) 59,880 ordinary shares and (ii) 59,880 shares underlying Ordinary Share Warrants. Mike Foster is the trustee of The Foster Family Trust and, as a result, may be deemed the beneficial owner of the securities held by the trust. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 59,880 ordinary shares and (ii) 59,880 shares underlying Ordinary Share Warrants.

(21)
Beneficial ownership includes (i) 29,940 ordinary shares and (ii) 29,940 shares underlying Ordinary Share Warrants. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 29,940 ordinary shares and (ii) 29,940 shares underlying Ordinary Share Warrants.

(22)
Beneficial ownership includes (i) 59,880 ordinary shares and (ii) 59,880 shares underlying Ordinary Share Warrants. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 59,880 ordinary shares and (ii) 59,880 shares underlying Ordinary Share Warrants.

(23)
Beneficial ownership includes (i) 59,880 ordinary shares and (ii) 59,880 shares underlying Ordinary Share Warrants. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 59,880 ordinary shares and (ii) 59,880 shares underlying Ordinary Share Warrants

(24)
Beneficial ownership includes (i) 59,880 ordinary shares and (ii) 59,880 shares underlying Ordinary Share Warrants. Dr. John Abeles is the Manager of Northlea Partners LLLP ultimate general partner and, as a result, Dr. Abeles may be deemed a beneficial owner of the securities held. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 59,880 ordinary shares and (ii) 59,880 shares underlying Ordinary Share Warrants.

(25)
Beneficial ownership includes (i) 59,880 ordinary shares and (ii) 59,880 shares underlying Ordinary Share Warrants. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 59,880 ordinary shares and (ii) 59,880 shares underlying Ordinary Share Warrants.

(26)
Beneficial ownership includes (i) 59,880 ordinary shares and (ii) 59,880 shares underlying Ordinary Share Warrants. Michael Wolsonovich Hr. maintains dispositive and voting power over the securities held by Wolsonovich SEF, LLC and, as a result, may be deemed to be the beneficial owner of such securities. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 59,880 ordinary shares and (ii) 59,880 shares underlying Ordinary Share Warrants.

(27)
Beneficial ownership includes (i) 52,573 ordinary shares and (ii) 35,928 shares underlying Ordinary Share Warrants. Burton M. Sack is the General Partner of Sack Family Partners, LP and maintains voting and dispositive control over the securities held. As a result, Mr. Sack may be deemed a beneficial owner of the securities held. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 35,928 ordinary shares and (ii) 35,928 shares underlying Ordinary Share Warrants.

(28)
Beneficial ownership includes (i) 48,855 ordinary shares and (ii) 29,940 shares underlying Ordinary Share Warrants. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 29,940 ordinary shares and (ii) 29,940 shares underlying Ordinary Share Warrants.

(29)
Beneficial ownership includes (i) 35,928 ordinary shares and (ii) 35,928 shares underlying Ordinary Share Warrants. David Gubbay maintains voting and dispositive control over the securities held by Gubbay Investments, LLC and may be deemed a beneficial owner of such securities. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 35,928 ordinary shares and (ii) 35,928 shares underlying Ordinary Share Warrants.

(30)
Beneficial ownership includes (i) 35,928 ordinary shares and (ii) 35,928 shares underlying Ordinary Share Warrants. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 35,928 ordinary shares and (ii) 35,928 shares underlying Ordinary Share Warrants.

(31)
Beneficial ownership includes (i) 35,928 ordinary shares and (ii) 35,928 shares underlying Ordinary Share Warrants. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 35,928 ordinary shares and (ii) 35,928 shares underlying Ordinary Share Warrants

(32)
Beneficial ownership includes (i) 35,928 ordinary shares and (ii) 35,928 shares underlying Ordinary Share Warrants. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 35,928 ordinary shares and (ii) 35,928 shares underlying Ordinary Share Warrants

(33)
Beneficial ownership includes (i) 35,928 ordinary shares and (ii) 35,928 shares underlying Ordinary Share Warrants. Burton M. Sack is the Managing Director of Sack Investment Holdings DAS, LLC and maintains voting and dispositive control over the securities held. As a result, Mr. Sack may be deemed a beneficial owner of the securities held. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 35,928 ordinary shares and (ii) 35,928 shares underlying Ordinary Share Warrants.

(34)
Beneficial ownership includes (i) 43,208 ordinary shares and (ii) 35,928 shares underlying Ordinary Share Warrants. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 35,928 ordinary shares and (ii) 35,928 shares underlying Ordinary Share Warrants.

(35)
Beneficial ownership includes (i) 40,764 ordinary shares and (ii) 29,940 shares underlying Ordinary Share Warrants. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 29,940 ordinary shares and (ii) 29,940 shares underlying Ordinary Share Warrants.

(36)
Beneficial ownership includes (i) 33,532 ordinary shares and (ii) 33,532 shares underlying Ordinary Share Warrants. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 33,532 ordinary shares and (ii) 33,532 shares underlying Ordinary Share Warrants.

(37)
Beneficial ownership includes (i) 29,940 ordinary shares and (ii) 29,940 shares underlying Ordinary Share Warrants. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 29,940 ordinary shares and (ii) 29,940 shares underlying Ordinary Share Warrants.

(38)
Beneficial ownership includes (i) 29,940 ordinary shares and (ii) 29,940 shares underlying Ordinary Share Warrants. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 29,940 ordinary shares and (ii) 29,940 shares underlying Ordinary Share Warrants.

(39)
Beneficial ownership includes (i) 29,940 ordinary shares and (ii) 29,940 shares underlying Ordinary Share Warrants. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 29,940 ordinary shares and (ii) 29,940 shares underlying Ordinary Share Warrants.

(40)
Beneficial ownership includes (i) 29,940 ordinary shares and (ii) 29,940 shares underlying Ordinary Share Warrants. Robert Beadle maintains dispositive and voting power over the securities held by Due Mondi Investments LTD, and, as a result, may be deemed to be the beneficial owner of such securities. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 29,940 ordinary shares and (ii) 29,940 shares underlying Ordinary Share Warrants.

(41)
Beneficial ownership includes (i) 29,940 ordinary shares and (ii) 29,940 shares underlying Ordinary Share Warrants. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 29,940 ordinary shares and (ii) 29,940 shares underlying Ordinary Share Warrants.

(42)
Beneficial ownership includes (i) 29,940 ordinary shares and (ii) 29,940 shares underlying Ordinary Share Warrants. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 29,940 ordinary shares and (ii) 29,940 shares underlying Ordinary Share Warrants.

(43)
Beneficial ownership includes (i) 29,940 ordinary shares and (ii) 29,940 shares underlying Ordinary Share Warrants. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 29,940 ordinary shares and (ii) 29,940 shares underlying Ordinary Share Warrants

(44)
Beneficial ownership includes (i) 29,940 ordinary shares and (ii) 29,940 shares underlying Ordinary Share Warrants. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 29,940 ordinary shares and (ii) 29,940 shares underlying Ordinary Share Warrants.

(45)
Beneficial ownership includes (i) 29,940 ordinary shares and (ii) 29,940 shares underlying Ordinary Share Warrants. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 29,940 ordinary shares and (ii) 29,940 shares underlying Ordinary Share Warrants.

(46)
Beneficial ownership includes (i) 29,940 ordinary shares and (ii) 29,940 shares underlying Ordinary Share Warrants. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 29,940 ordinary shares and (ii) 29,940 shares underlying Ordinary Share Warrants.

(47)
Beneficial ownership includes (i) 29,940 ordinary shares and (ii) 29,940 shares underlying Ordinary Share Warrants. Steven Yost is the trustee of The Steven and Kaye Yost Family Trust dtd 2/7/92 and, as a result, may be deemed the beneficial owner of the securities held by the trust. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 29,940 ordinary shares and (ii) 29,940 shares underlying Ordinary Share Warrants.

(48)
Beneficial ownership includes (i) 29,940 ordinary shares and (ii) 29,940 shares underlying Ordinary Share Warrants. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 29,940 ordinary shares and (ii) 29,940 shares underlying Ordinary Share Warrants.

(49)
Beneficial ownership includes 55,314 shares underlying Placement Agent Warrants. Maximum number of ordinary shares to be sold pursuant to this prospectus include 55,314 shares underlying Placement Agent Warrants.

(50)
Beneficial ownership includes 55,314 shares underlying Placement Agent Warrants. Maximum number of ordinary shares to be sold pursuant to this prospectus include 55,314 shares underlying Placement Agent Warrants.

(51)
Beneficial ownership includes 53,757 shares underlying Placement Agent Warrants. Maximum number of ordinary shares to be sold pursuant to this prospectus include 53,757 shares underlying Placement Agent Warrants.

(52)
Beneficial ownership includes (i) 23,952 ordinary shares and (ii) 23,952 shares underlying Ordinary Share Warrants. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 23,952 ordinary shares and (ii) 23,952 shares underlying Ordinary Share Warrants.

(53)
Beneficial ownership includes (i) 23,952 ordinary shares and (ii) 23,952 shares underlying Ordinary Share Warrants. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 23,952 ordinary shares and (ii) 23,952 shares underlying Ordinary Share Warrants.

(54)
Beneficial ownership includes (i) 23,952 ordinary shares and (ii) 23,952 shares underlying Ordinary Share Warrants. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 23,952 ordinary shares and (ii) 23,952 shares underlying Ordinary Share Warrants.

(55)
Beneficial ownership includes (i) 21,697 ordinary shares and (ii) 17,964 shares underlying Ordinary Share Warrants. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 17,964 ordinary shares and (ii) 17,964 shares underlying Ordinary Share Warrants.

(56)
Beneficial ownership includes (i) 11,976 ordinary shares and (ii) 11,976 shares underlying Ordinary Share Warrants. Dave Rickey is the trustee of the Brenda & Dave Rickey Family Foundation and, as a result, may be deemed the beneficial owner of the securities held by such holder. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 11,976 ordinary shares and (ii) 11,976 shares underlying Ordinary Share Warrants.

(57)
Beneficial ownership includes (i) 11,976 ordinary shares and (ii) 11,976 shares underlying Ordinary Share Warrants. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 11,976 ordinary shares and (ii) 11,976 shares underlying Ordinary Share Warrants.

(58)
Beneficial ownership includes 18,636 shares underlying Placement Agent Warrants. Maximum number of ordinary shares to be sold pursuant to this prospectus include 18,636 shares underlying Placement Agent Warrants.

(59)
Beneficial ownership includes (i) 5,988 ordinary shares and (ii) 5,988 shares underlying Ordinary Share Warrants. Maximum number of ordinary shares to be sold pursuant to this prospectus include (i) 5,988 ordinary shares and (ii) 5,988 shares underlying Ordinary Share Warrants.

(60)
Beneficial ownership includes 31,778 shares underlying Placement Agent Warrants. Maximum number of ordinary shares to be sold pursuant to this prospectus include 31,778 shares underlying Placement Agent Warrants.

(61)
Beneficial ownership includes 31,778 shares underlying Placement Agent Warrants. Maximum number of ordinary shares to be sold pursuant to this prospectus include 31,778 shares underlying Placement Agent Warrants.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to the documents containing such information. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents (excluding information furnished pursuant to Items 2.02, 7.01 and 9.01 of Form 8-K or any other information that is identified as “furnished” rather than filed) we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 31, 2023;

•	Our Quarterly Reports on Form 10-Q filed with the SEC on May 5, 2023, August 11, 2023 and November 14, 2023;

•
Our Current Report on Form 8-K (not including any information furnished under Item 2.02, 7.01 or 9.01 of such Form 8-K or any other information that is identified as “furnished” rather than filed, which information is not incorporated by reference herein), filed with the SEC on May 5, 2023, June 7, 2023, June 27, 2023, June 30, 2023, September 13, 2023,December 26, 2023 and January 3, 2024; and

•
The description of our ordinary shares contained in our registration statement on Form 8-A, filed on June 25, 2018, and any amendment or report filed for the purpose of updating such description, including without limitation, Exhibit 2.2 of our Annual Report on Form 20-F for the year ended December 31, 2020 filed with the SEC on March 18, 2021.

All filings filed by us pursuant to the Exchange Act after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement (excluding information furnished pursuant to Items 2.02, 7.01 and 9.01 of Form 8-K or any other information that is identified as “furnished” rather than filed) shall also be deemed to be incorporated by reference into this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. Any statement contained in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a later statement contained in this prospectus or in any other document incorporated by reference into this prospectus modifies or supersedes the earlier statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with this prospectus (other than an exhibit to these filings, unless we have specifically incorporated that exhibit by reference in this prospectus). Any such request should be addressed to us at: Kiryat Hadassah, Minrav Building - Fifth Floor, Jerusalem, Israel, Attention: Miranda Toledano, Chief Executive Officer, or made by phone at +972-2-532-7151. You may also access the documents incorporated by reference in this prospectus through our website at www.enterabio.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and any Israeli experts named in this prospectus, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a significant number of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Herzog Fox & Neeman, that it may be difficult to initiate an action with respect to U.S. securities law in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses, which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law. There is little case law in Israel addressing these matters.

Subject to certain time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

•	the judgment was rendered after due process by a court which was, according to the laws of the state of the court, competent jurisdiction to render the judgment;

•	the judgment is final and is not subject to any right of appeal; and

•
the obligations imposed by the judgment are enforceable according to the laws of the State of Israel and according to the laws of the state in which the judgement was given, and the substance of the judgment is not contrary to public policy.

Even if these conditions are met, an Israeli court will not declare a foreign civil judgment enforceable if:

•	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

•	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

•	the judgment was obtained by fraud;

•	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

•	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

•	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

•	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

LEGAL MATTERS

The validity of the ordinary shares in respect of which this prospectus is being delivered will be passed upon by Herzog, Fox & Neeman, Tel Aviv, Israel.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in note 1d to the financial statements) of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Entera Bio Ltd.

PROSPECTUS